Exhibit 99.1

STAAR Surgical Reports First Quarter 2024 Results

EVO ICL™ Continues to Outpace Refractive Industry Growth

Record Quarterly U.S. Sales and Multiple Strategic Agreements Secured

Reiterates Fiscal 2024 Net Sales Outlook and Increases Adjusted EBITDA

LAKE FOREST, CA, May 7, 2024 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of the EVO family of Implantable Collamer® Lenses (EVO ICL™) for myopia, astigmatism and presbyopia, today reported financial results for the first quarter ended March 29, 2024.

First Quarter 2024 Overview

•
Net sales up 5% to $77.4 million and up 7% in constant currency
•
ICL sales up 9% and units up 2%
•
Gross margin at 78.9% vs. 78.3% year ago
•
Net loss of $3.3 million or $0.07 loss per share vs. net income of $2.7 million or $0.05 income per share year ago
•
Adjusted EBITDA of $5.3 million or $0.11 per share vs. $10.0 million or $0.20 per share year ago
•
Record cash, cash equivalents and investments available for sale of $252.1 million at March 29, 2024

“Our first quarter results illustrate the impact of our commercial focus, which is driving continued market adoption and share gains of our EVO ICL,” said Tom Frinzi, President and CEO of STAAR Surgical. “Our strategic investments in people and processes in recent quarters are now bearing fruit. We are very pleased by the quickening pace of our momentum to start 2024, marked by several significant business milestones, including today’s announcement of the largest-ever practice commitment to EVO ICL in the U.S.”

Mr. Frinzi continued, “In the first quarter, STAAR continued to capture market share during a challenging macroeconomic environment for our surgeon customers and their patients. We saw strong momentum and remain well positioned to capitalize on our growth opportunities. In the U.S., sales were $5 million in the quarter, up 15% year over year and 21% sequentially. In APAC, we generated 9% sales growth, which was above our expectations, including 10% growth in China. Our EMEA region exceeded our expectations during the quarter, generating 11% sales growth with Belgium and the Netherlands joining China and Japan with a 20%+ share of refractive industry procedures1. Spain, one of Europe’s largest markets for refractive vision correction, is also quickly approaching 20% market share. The investments in our European markets started just a few years ago and are now paying off. For fiscal 2024, we are reiterating our net sales outlook range of $335 million to $340 million and expect, based on current trends, to be at the higher end of the range.”

First Quarter 2024 Financial Results

Net sales were $77.4 million for the first quarter of 2024, up 5% compared to $73.5 million reported in the prior year quarter. The sales increase in the first quarter was driven by ICL sales growth of $6.5 million, up 9%, and unit growth of 2% as compared to the prior year period. Cataract IOL and Other Product sales were down $2.7 million as compared to the prior year period. The Company exited its cataract IOL business in fiscal 2023.

Gross profit margin for the first quarter of 2024 was 78.9% of net sales compared to the prior year quarter of 78.3% of net sales. Product and country mix favorably impacted gross margin in the first quarter of 2024 as compared to the prior year quarter.

Operating expenses for the first quarter of 2024 were $63.3 million compared to the prior year quarter of $54.8 million. General and administrative expenses were $23.2 million compared to the prior year quarter of $18.1 million. The increase in general and administrative expenses was due to increased outside services and facilities costs. Selling and marketing expenses were $26.7 million compared to the prior year quarter of $26.4 million. The increase in selling and marketing expenseswas due to increased compensation-related expenses, trade shows and meetings expenses offset by decreased advertising and promotional activities. Research and development expenses were $13.4 million compared to the prior year quarter of $10.3 million. The increase in research and development expenses was due primarily to increased compensation-related expenses.

Operating loss for the first quarter of 2024 was $2.3 million or 2.9% of net sales as compared to operating income of $2.8 million or 3.8% of net sales for the first quarter of 2023.

Net loss for the first quarter of 2024 was $3.3 million or $0.07 loss per share compared with net income of $2.7 million or $0.05 income per share for the prior year quarter. The decrease in net income was attributable to increased SG&A expenses and losses on foreign currency transactions, partially offset by higher gross profit.

Cash, cash equivalents and investments available for sale at March 29, 2024, totaled $252.1 million, compared to $232.4 million at December 29, 2023.

Outlook

The Company reiterated its prior outlook for fiscal year 2024 net sales and increased its outlook for Adjusted EBITDA. The Company now expects the following for fiscal year 2024:

•
Net sales of $335 million to $340 million.
•
Adjusted EBITDA of approximately $39 million and Adjusted EBITDA per diluted share of approximately $0.75, compared to prior outlook of Adjusted EBITDA of approximately $36 million and Adjusted EBITDA per diluted share of approximately $0.70.

The outlook above contemplates EVO ICL sales growth of approximately 7% in APAC, including 10% in China; 10% growth in the Americas, including 10% in the U.S.; and EMEA sales consistent with fiscal year 2023.

Conference Call

The Company will host a conference call and webcast today, Tuesday, May 7 at 4:15 p.m. Eastern / 1:15 p.m. Pacific to discuss its financial results and operational progress. To access the conference call please dial 833-816-1164 for domestic participants and 412-317-1899 for international participants. No access code is required. Please ask to be joined into the STAAR Surgical Company call. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Access Code 3030937) will be available for seven days beginning approximately one hour after the call’s conclusion. This replay can be accessed by dialing 877-344-7529 for domestic callers and 412-317-0088 for international callers. An archived webcast will also be available at www.staar.com.

1 Company estimates as of April 6, 2024, includes Spain refractive procedure market share of approximately 18%.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables include certain non-GAAP financial measures, including Adjusted EBITDA. Management uses these non-GAAP financial measures in its evaluation of Company operating performance and believes investors will find them useful in evaluating the Company’s operating performance, including cash flow generation, and in analyzing period-to-period financial performance of core business operations and underlying business trends. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income. In calculating Adjusted EBITDA and Adjusted EBITDA per diluted share, the Company further adjusts for stock-based compensation expense. As stock-based compensation is a non-cash expense that can vary significantly based on the timing, size and nature of awards granted, the Company believes that the exclusion of stock-based compensation expense can assist investors in comparisons of Company operating results with other peer companies because (i) the amount of such expense in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expense can vary significantly between periods as a result of the timing of grants of new stock-based awards, including inducement grants in connection with hiring. Additionally, the Company believes that excluding stock-based compensation from Adjusted EBITDA and Adjusted EBITDA per diluted share assists management and investors in making meaningful comparisons between the Company’s operating performance and the operating performance of other companies that may use different forms of employee compensation or different valuation methodologies for their stock-based compensation. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods. Investors should also note that such expenses will recur in the future.

The Company also presents certain financial information on a constant currency basis, which is intended to exclude the effects of foreign currency fluctuations. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the “constant currency” rate to sales or expenses in the current period as well.

In the tables provided below, the Company has included a reconciliation of Adjusted EBITDA and Adjusted EBITDA per diluted share to net income and net income per diluted share, the most directly comparable GAAP financial measure, as well as supplemental financial information with net sales expressed in constant currency. The Company has also provided a reconciliation of forward-looking Adjusted EBITDA and Adjusted EBITDA per diluted share to net income and net income per diluted share. This represents forward-looking information, and actual results may vary. Please see the risks and assumptions referred to in the Safe Harbor section of this press release.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO ICL™ product line. More than 3,000,000 ICLs have been sold to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: EVOICL.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections, anticipated financial results, estimates and outlook (including as to net sales, Adjusted EBITDA, and Adjusted EBITDA per diluted share), plans, strategies, and objectives of management for 2024 and beyond or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, and any statements of assumptions underlying any of the foregoing, including those relating to financial performance in the upcoming quarter, fiscal year 2024 and beyond. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to global economic conditions, as well as the factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 29, 2023 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the impact of COVID-19; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before or after approval, or to take enforcement action; international conflicts, trade disputes and substantial dependence on demand from Asia; and the willingness of surgeons and patients to adopt a new or improved product and procedure.

We intend to use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website in the ‘Investor Relations’ sections. Accordingly, investors should monitor such portions of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

CONTACT:	Investors & Media
Brian Moore
Vice President, Investor Relations and Corporate Development
(626) 303-7902, Ext. 3023
bmoore@staar.com

Consolidated Balance Sheets
(in 000's)
Unaudited

ASSETS	March 29, 2024	December 29, 2023
Current assets:
Cash and cash equivalents	$224,024	$183,038
Investments available for sale	21,125	37,688
Accounts receivable trade, net	64,604	94,704
Inventories, net	38,581	35,130
Prepayments, deposits, and other current assets	17,381	14,709
Total current assets	365,715	365,269
Investments available for sale	6,963	11,703
Property, plant, and equipment, net	72,337	66,835
Finance lease right-of-use assets, net	146	183
Operating lease right-of-use assets, net	34,600	34,387
Goodwill	1,786	1,786
Deferred income taxes	5,125	5,190
Other assets	5,863	3,339
Total assets	$492,535	$488,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,560	$13,557
Obligations under finance leases	166	165
Obligations under operating leases	4,403	4,202
Allowance for sales returns	6,284	6,174
Other current liabilities	35,261	40,938
Total current liabilities	62,674	65,036

Obligations under finance leases	-	42
Obligations under operating leases	31,126	31,425
Deferred income taxes	1,074	1,077
Asset retirement obligations	96	103
Pension liability	4,777	5,055
Total liabilities	99,747	102,738

Stockholders' equity:
Common stock	491	488
Additional paid-in capital	447,716	436,947
Accumulated other comprehensive loss	(4,712)	(4,113)
Accumulated deficit	(50,707)	(47,368)
Total stockholders' equity	392,788	385,954
Total liabilities and stockholders' equity	$492,535	$488,692

Consolidated Statements of Operations
(in 000's except for per share data)
Unaudited

	Year to Date
	% of Sales	March 29, 2024	% of Sales	March 31, 2023	Fav (Unfav) Amount	%
Net sales	100.0%	$77,356	100.0%	$73,528	$3,828	5.2%

Cost of sales	21.1%	16,321	21.7%	15,966	(355)	(2.2)%

Gross profit	78.9%	61,035	78.3%	57,562	3,473	6.0%

Selling, general and administrative expenses:
General and administrative	30.0%	23,228	24.7%	18,098	(5,130)	(28.3)%
Selling and marketing	34.5%	26,708	35.8%	26,354	(354)	(1.3)%
Research and development	17.3%	13,380	14.0%	10,310	(3,070)	(29.8)%
Total selling, general, and administrative expenses	81.8%	63,316	74.5%	54,762	(8,554)	(15.6)%

Operating income (loss)	-2.9%	(2,281)	3.8%	2,800	(5,081)	(181.5)%

Other income (expense):
Interest income, net	2.0%	1,529	2.5%	1,822	(293)	(16.1)%
Gain (loss) on foreign currency transactions	-3.0%	(2,297)	0.0%	34	(2,331)	(6855.9)%
Royalty income	0.7%	508	0.0%	-	508	0.0%
Other income, net	0.4%	330	0.1%	63	267	423.8%
Total other income, net	0.1%	70	2.6%	1,919	(1,849)	(96.4)%

Income (loss) before provision for income taxes	-2.8%	(2,211)	6.4%	4,719	(6,930)	(146.9)%

Provision for income taxes	1.5%	1,128	2.7%	2,009	881	43.9%

Net income (loss)	-4.3%	(3,339)	3.7%	2,710	(6,049)	(223.2)%

Net income (loss) per share - basic		(0.07)		0.06
Net income (loss) per share - diluted		(0.07)		0.05

Weighted average shares outstanding - basic		48,907		48,247
Weighted average shares outstanding - diluted		48,907		49,500

Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Year to Date
	March 29, 2024	March 31, 2023
Cash flows from operating activities:
Net income (loss)	$(3,339)	$2,710
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment	1,237	1,113
Amortization of long-lived intangibles	-	7
Accretion/Amortization of investments available for sale	(120)	(983)
Deferred income taxes	61	57
Change in net pension liability	(93)	(13)
Stock-based compensation expense	6,339	6,065
Provision for sales returns and bad debts	128	(377)
Inventory provision	646	614
Changes in working capital:
Accounts receivable	29,837	(1,110)
Inventories	(4,002)	(3,920)
Prepayments, deposits and other assets	(5,485)	(4,249)
Accounts payable	1,519	(3,168)
Other current liabilities	(5,048)	(1,840)
Net cash provided by (used in) operating activities	21,680	(5,094)

Cash flows from investing activities:
Acquisition of property and equipment	(5,202)	(2,901)
Purchase of investments available for sale	-	(27,445)
Proceeds from sale or maturity of investments available for sale	21,389	40,279
Net provided by investing activities	16,187	9,933

Cash flows from financing activities:
Repayment of finance lease obligations	(40)	(42)
Repurchase of employee common stock for taxes withheld	(1,229)	(1,849)
Proceeds from vested restricted stock and exercise of stock options	5,325	530
Net cash provided by (used in) financing activities	4,056	(1,361)

Effect of exchange rate changes on cash and cash equivalents	(937)	10

Increase in cash and cash equivalents	40,986	3,488
Cash and cash equivalents, at beginning of the period	183,038	86,480
Cash and cash equivalents, at end of the period	$224,024	$89,968

Reconciliation of Non-GAAP Financial Measure
Net Income to Adjusted EBITDA
(in 000's except for per share data)
Unaudited

	2021	Q1-22	Q2-22	Q3-22	Q4-22	2022	Q1-23	Q2-23	Q3-23	Q4-23	2023	Q1-24	2024 Outlook(2)
Net income - (as reported)	$27,511	$9,602	$13,038	$10,262	$6,763	$39,665	$2,710	$6,064	$4,817	$7,756	$21,347	$(3,339)	$-
Provision (benefit) for income taxes	3,793	1,925	2,431	2,315	(784)	5,887	2,009	2,428	1,929	5,983	12,349	1,128	4,500
Other (income) expense, net	2,035	586	1,551	1,128	(5,015)	(1,750)	(1,919)	105	(451)	(3,334)	(5,599)	(70)	-
Depreciation	3,608	994	1,030	1,077	1,380	4,481	1,113	1,285	1,345	1,368	5,111	1,237	4,300
Amortization of intangible assets	34	8	7	7	6	28	7	10	(2)	(2)	13	-	-
Stock-based compensation	14,605	3,894	5,754	5,727	4,996	20,371	6,065	8,423	8,846	182	23,516	6,339	30,300
Adjusted EBITDA	$51,586	$17,009	$23,811	$20,516	$7,346	$68,682	$9,985	$18,315	$16,484	$11,953	$56,737	$5,295	$39,100
Adjusted EBITDA as a % of Revenue	22.4%	26.9%	29.4%	27.0%	11.5%	24.2%	13.6%	19.8%	20.5%	15.7%	17.6%	6.8%	10.5%

Net income per share, diluted- (as reported)	$0.56	$0.19	$0.26	$0.21	$0.14	$0.80	$0.05	$0.12	$0.10	$0.16	$0.43	$(0.07)	$-
Provision (benefit) for income taxes	0.08	0.04	0.05	0.05	(0.02)	0.12	0.04	0.05	0.04	0.12	0.25	0.02	0.09
Other (income) expense, net	0.04	0.01	0.03	0.02	(0.10)	(0.04)	(0.04)	-	(0.01)	(0.07)	(0.11)	-	-
Depreciation	0.07	0.02	0.02	0.02	0.03	0.09	0.02	0.03	0.03	0.03	0.10	0.03	0.08
Amortization of intangible assets	-	-	-	-	-	-	-	-	-	-	-	-	-
Stock-based compensation	0.30	0.08	0.12	0.12	0.10	0.41	0.12	0.17	0.18	-	0.48	0.13	0.58
Adjusted EBITDA per share, diluted(1)	$1.04	$0.35	$0.48	$0.41	$0.15	$1.39	$0.20	$0.37	$0.33	$0.24	$1.15	$0.11	$0.75

Weighted average shares outstanding - Diluted	49,456	49,288	49,223	49,549	49,389	49,380	49,500	49,516	49,370	49,242	49,427	49,275	52,000

(1) Adjusted EBITDA per diluted share may not add due to rounding
(2) 2024 Adjusted EBITDA Outlook line items are all approximations and assumes breakeven Net Income

ICL Sales by Geography
(in 000's)
Unaudited
	Fiscal Year			Three Months Ended
ICL Sales by Region(5)	2021	2022	2023	March 31, 2023	June 30, 2023	September 29, 2023	December 29, 2023	March 29, 2024

Americas(1)	$14,054	$20,114	$22,233	$5,566	$5,954	$5,449	$5,264	$6,260

EMEA(2)	37,343	36,715	39,318	10,180	9,782	9,253	10,103	11,299

APAC(3)	161,508	212,883	257,876	54,879	77,376	66,367	59,254	59,592

Global ICL Sales	$212,905	$269,712	$319,427	$70,625	$93,112	$81,069	$74,621	$77,151

Global ICL Sales Growth	51%	27%	18%	20%	19%	13%	22%	9%

Global ICL Unit Growth	48%	33%	19%	20%	21%	14%	19%	2%

	Fiscal Year			Three Months Ended
ICL Sales by Country(4)(5)	2021	2022	2023	March 31, 2023	June 30, 2023	September 29, 2023	December 29, 2023	March 29, 2024

China	$107,130	$147,967	$185,404	$35,042	$61,288	$48,262	$40,813	$38,460
Growth	50%	38%	25%	25%	33%	14%	30%	10%

Japan	$28,688	$32,623	$36,352	$9,203	$8,563	$9,091	$9,495	$10,227
Growth	56%	14%	11%	6%	13%	12%	16%	11%

South Korea	$15,173	$17,940	$19,853	$6,656	$3,316	$4,886	$4,996	$6,725
Growth	36%	18%	11%	19%	(15)%	1%	39%	1%

United States	$9,478	$15,070	$17,168	$4,396	$4,446	$4,162	$4,164	$5,039
Growth	58%	59%	14%	71%	10%	6%	(8)%	15%

Notes:
(1) Americas includes the United States, Canada and Latin American countries
(2) EMEA includes Spain, Germany, United Kingdom, European, Middle East and Africa Distributors
(3) APAC includes China, Japan, South Korea, India and the rest of Asia Pacific distributors
(4) ICL Sales by country includes countries representing more than 5% of total ICL sales in the most recently completed fiscal year
(5) ICL sales do not include IOL, injector or other sales.

Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
(in 000's)
Unaudited

	Year to Date				As Reported		Constant Currency
Sales	March 29, 2024	Effect of Currency	Constant Currency	March 31, 2023	$ Change	% Change	$ Change	% Change
ICL	$77,151	$944	$78,095	$70,625	$6,526	9.2%	$7,470	10.6%
Cataract IOL	-	-	-	1,476	(1,476)	(100.0)%	(1,476)	(100.0)%
Other	205	22	227	1,427	(1,222)	(85.6)%	(1,200)	(84.1)%
Total Sales	$77,356	$966	$78,322	$73,528	$3,828	5.2%	$4,794	6.5%